                                                                       EXHIBIT 5



                      (BASS, BERRY & SIMS PLC LETTERHEAD)




                                February 1, 2002


Wilson Bank Holding Company
623 West Main Street
Lebanon, Tennessee 37087

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission on February 1, 2002, covering 600,000 shares of Common Stock, par value $2.00 per share (the "Common Stock"), of Wilson Bank Holding Company, a Tennessee corporation (the "Company"), to be offered by the Company.

         In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing and such other matters as we have deemed relevant, we are of the opinion that the shares of Common Stock to be offered by the Company, when and as issued as described in the Registration Statement (after the Registration Statement is declared effective), will be validly issued, fully paid and nonassessable.

         We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement.


                                             Sincerely,


                                             /s/ Bass, Berry & Sims PLC